Exhibit 99.1

Odyssey Group International, Inc. Closes Acquisition of Novel Concussion Drug

Anticipates initiation of Phase 1 clinical trials of PRV-002 during the Second Quarter of 2021

IRVINE, CA March 2, 2021 / Odyssey Group International, Inc. (OTCQB:ODYY) ("Odyssey"), a technology and asset acquisition company focused on developing unique, life-saving medical products, is pleased to announce that it has closed the previously announced acquisition of drug candidate PRV-002, a novel neurosteroid being developed for the treatment of concussion (mild traumatic brain injury (mTBI)), from Prevacus, Inc. (“Prevacus”) in an all-stock transaction. A comprehensive video of the drug, and a description of how it works is available on the Company's Youtube channel.

Concussion has become an epidemic in sports, military and elderly populations. More than 3 million sports and recreational concussions occur in the U.S. annually, and an estimated 1.5 million more go unreported. These figures do not include the significant number of concussions sustained in other high-risk incidents, including motor vehicle accidents and elderly falls. Despite the high incidence rate, there are currently no FDA-approved drugs for concussion; the market for a treatment is estimated to be over $2 billion annually.

In preclinical animal studies, nasal administration of PRV-002 has shown rapid, broad brain biodistribution and simultaneously reduced swelling, inflammation and oxidative stress with positive safety data. In addition, results from subjects treated with PRV-002 post-concussion showed positive behavioral outcomes using various testing platforms.

Dr. Jake VanLandingham, Chief Executive Officer of Prevacus, has joined Odyssey as the Company’s new Vice President of Drug Development and will continue to lead the development of PRV-002. Dr. VanLandingham stated, “I am honored and excited to join Odyssey. PRV-002 has performed well in preclinical studies with promising efficacy and safety data in animal models. We will be laser-focused on the initiation of our first in-human clinical trials during the second quarter of 2021.”

Michael Redmond, CEO of Odyssey added, “I am thrilled to welcome Dr. VanLandingham to the Odyssey team. His drug development ability and expertise will be invaluable as we develop PRV-002 and for future projects. Concussion is a serious health issues and we believe that by developing PRV-002 we can significantly improve patient outcomes.”

About Odyssey Group International, Inc.

Odyssey Group International, Inc. (OTCQB:ODYY) is a technology and asset acquisition company with a focus in the area of life saving medical solutions. Odyssey's corporate mission is to create, acquire and accumulate distinct assets, intellectual properties, and exceptional technologies that provide meaningful medical solutions. The Company is focused on building and acquiring assets in areas that have an identified technological advantage, provide superior clinical utility, have a substantial market opportunity and provide solid returns to its valued shareholders and partners.

For more information, visit: http://www.odysseygi.com

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About Prevacus, Inc.

Prevacus, Inc. is a biopharmaceutical company developing drug candidates with the potential to advance treatment in the fields of traumatic brain injury and other neurological disorders. The Company's first two development candidates (PRV-002 and PreVPro) represent breakthrough strategy for treating concussion working at the molecular level to simultaneously reduce inflammation, swelling, impaired cerebral blood flow and oxidative stress.

For more information visit: http://www.prevacus.com.

Forward-Looking Statements

This news release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to close on the agreement in a timely manner, successfully complete a Phase 1 clinical trial, the economic slowdown affecting companies, our ability to successfully develop products, rapid changes in our markets, changes in demand for our future products, and legislative, regulatory, competitive developments and general economic conditions.

Media and Investors Contacts:

CG CAPITAL

Rich Cockrell

877.889.1972

investorrelations@cg.capital

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